EXHIBIT 10.1

Short-Term Incentive Program (SIP) For Corporate SIP
Bonus-Eligible Positions
Adopted July 31, 2020

This SYSCO CORPORATION SHORT-TERM INCENTIVE PROGRAM FOR CORPORATE SIP
BONUS-ELIGIBLE PARTICIPANTS (the “Program”) was adopted by the Committee (as defined below) of Sysco Corporation (the “Company”) on July 31, 2020 (“Effective Date”), and shall be effective July 31, 2020.

1.Participants. For purposes of this Program, “Senior Officer” shall mean the Company’s President and Chief Executive Officer, the Company’s Chief Financial Officer or an Executive Vice-President of the Company. The Participants in this Program are grouped as follows:

(a)Corporate SIP Bonus-Eligible Participants: Those persons who serve in a Corporate SIP Bonus-eligible position and are designated by a Senior Officer as eligible to participate in the Program.

(b)Senior Executive Participants: Once a person is designated as a Participant in this Program, the Committee may remove the Participant as a Participant in this Program with or without cause at any time during the Program Period, and the Participant shall not be entitled to any bonus under this Program for the Program Period regardless of when during the Program Period such Participant is removed.

(c)Corporate SIP Bonus-Eligible Position: Means (i) positions held by the Senior Officers and (ii) other positions with the Company or its affiliates, as deemed appropriate by a Senior Officer.

(d)Bonus Target Amount: Means a Participant’s Target Bonus Percentage for the Program Period multiplied by the Participant’s base salary as of the end of the relevant Program Period.

(e)Program Period: Means the performance period for each award under the Program, which may be of any duration determined by the Committee.

(f)Target Bonus Percentage: Means the percentage set forth in the Participant’s bonus letter for the Program Period.

(g)Change in Control: The term “Change in Control” shall mean:

i.The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (4) any acquisition by any corporation; pursuant to a transaction that complies with subparagraphs (iii)(A), (iii)(B) and (iii)(C) below;

ii.The occurrence of the following: Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board”); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

i.Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

ii.Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a bonus constitutes deferred compensation subject to Section 409A of the Code and the bonus provides for payment upon a Change in Control, then, for purposes of such payment provisions, no Change in Control shall be deemed to have occurred upon an event described in items (i)–
(iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A of the Code.

2.Program Design, Performance Measures, and Payouts

(a)Performance Bonus for a Corporate SIP Bonus-eligible Position: Means the sum of the Operational Bonus Objectives Percentage and Strategic Bonus Objectives Percentage for a Corporate SIP Bonus-eligible Position.

(b)Calculation of the Performance Bonus: The Program is designed to recognize and reward performance against established company-wide and/or divisional or unit operational and/or strategic targets. The terms of awards for each Program Period will be established by the Committee and, among other things, may include two separate performance factors each Program Period: Operational Bonus Objectives and Strategic Bonus Objectives. In general, a Participant’s performance bonus will be based on the Committee’s determination of a Participant’s achievement of the Operational Bonus Objectives and Strategic Bonus Objectives. Performance above and below the target objectives will be incrementally calculated so Participants will receive a payout calculated on a straight-line basis, unless otherwise determined by the Committee; provided, however, that the Committee may determine, in its sole discretion, that no payouts will be made for performance below target performance goals.

i.Operational Bonus Objectives: Means key goals for the Program Period, as established by the Committee and as set forth in the Participant’s bonus letter for the Program Period. The Operational Bonus Objectives will be based on the achievement of a goal or goals designated by the Committee.

ii.Operational Bonus Percentage: Means the percentage determined by the Committee that coincides with Participant’s achievement of Operational Bonus Objectives for the Program Period.

iii.Strategic Bonus Objectives: Means key goals for the Program Period, as established by the Committee and as set forth in the Participant’s bonus letter for the Program Period. The

Strategic Bonus Objectives will be based on achievement against a combination of personal financial, operational and/or strategic performance goals as appropriate for each Participant.

i.Strategic Bonus Objective Bonus Percentage: Means the percentage determined by the Committee that coincides with Participant’s achievement of Strategic Bonus Objectives for the Program Period.

3.Calculation of Bonus. Each of the above components of the Bonus shall be calculated and awarded independently, unless determined by the Committee. Each metric based on Operational Bonus Objectives has a possible payout between 0% and 162.5%, depending on actual performance relative to established targets. Strategic Bonus Objectives have a possible payout of between 0% and 150%, depending on actual performance relative to established targets. If performance for the Program Period with respect to a component does not meet Threshold, a Participant will not receive any bonus with respect to that component. If performance for the Program Period is between Threshold and Maximum, the amount of bonus earned with respect to that component will be determined by the Committee in its sole discretion within the date that is sixty (60) days after the beginning of the Program Period. The Committee shall have sole discretion to determine the Threshold, Target and Maximum performance metrics and the respective payout percentages. Notwithstanding any other provision in the Program to the contrary, the Committee shall have the right, in its sole discretion, to reduce or increase the amount otherwise payable to a Participant based on the Participant’s individual performance or any other factors that the Committee deems appropriate.

(a)Performance Metric Adjustments. Certain items of revenue, expense, gain, losses or other adjustments resulting from extraordinary or non-recurring items, will be taken into account in the application of the relevant performance metrics used to determine the Participants’ bonuses under this Program in accordance with the following:

i.Multi-Employer Pension Adjustments. Adjustments resulting from the Company’s or an Operating Company’s complete or partial withdrawal from a multi-employer pension plan sponsored by a third party in which the Company or an Operating Company participates (“Pension Adjustments”). The amount of any such adjustment shall be determined in accordance with GAAP. Pension Adjustments shall initially be excluded from the calculation of the performance metrics used to determine Participants’ bonuses under this Program; provided however, the Committee may include all or any portion of such Pension Adjustments in the determination of a Participant’s bonus hereunder in its discretion.

ii.Restructuring Charges Adjustment. Adjustments resulting from the Company’s or an Operating Company’s costs including, but not limited to, severance, facility closures and consolidations and asset write downs. The foregoing notwithstanding, the following items will not be eligible for adjustment under this provision: ERB, COLI, Fuel and Tax.

iii.Acquisitions and Divestitures. All or any portion of operating results, acquisition and divestiture expenses (including any applicable breakup fees), acquisition debt, if any, and any gains or losses relating to or resulting from (AA) an acquisition by the Company of stock (or other equity interest) or substantially all of the assets of a corporation, partnership, limited liability company or other entity for a purchase price in excess of $100 million; and (BB) a divestiture of an Operating Company or operating division of the Company (or substantially all of the assets thereof) for a sale price in excess of $100 million may be excluded from the determination of the Company Performance Bonus under this Program.

iv.Foreign Exchange Rate Fluctuations. Variance of actual foreign exchange rates during the Program Period versus projected foreign exchange rate assumptions used in the development of operational targets.

v.Certain Other Events. Notwithstanding the foregoing, the Committee may include or exclude from the determination of a Participant’s bonus hereunder the results of certain other extraordinary or non-recurring items not otherwise contemplated by this Section (B), and expenses related to acquisitions by, or restructuring of, the Company and its subsidiaries (whether or not such expenses are extraordinary or non-recurring).

(b)General Rules Regarding Bonus Calculation.

i.Consistent Accounting. In determining whether or not the results of operations for a given fiscal year result in a bonus, Company accounting practices and, except as otherwise modified in this Program, GAAP shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved (in the case of Senior Executive Participants) by the Committee and binding on each Participant. Notwithstanding the foregoing, if there is any material change in GAAP during a Program Period that results in a material change in accounting for the revenues or expenses of the Company, the calculations of the SIP Bonus for such Program Period (the “GAAP Change Year”) shall be made as if such change in GAAP had not occurred during the GAAP Change Year. In determining the SIP Bonus for the year following a GAAP Change Year, the calculation shall be made after taking into account such change in GAAP.

ii.Maximum Bonus. Subject to Section 6 as to Senior Executive Participants, and notwithstanding any other provision in this Program to the contrary, in no event shall any Participant be entitled to a Bonus under this Program in excess of 281.25% of such Participant’s base salary in effect as of the end of the Program Period.

iii.Tax Law Changes. If the Internal Revenue Code is amended during the Program Period and, as a result of such amendment(s), the effective tax rate applicable to the earnings of the Company (as described in the “Summary of Accounting Policies” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K) changes during the Program Period, the determination of the Participant’s Company Performance Bonus for the Program Period (the “Rate Change Year”) shall be made as if such rate change had not occurred during the Rate Change Year. In determining the Company Performance Bonus in the year following the Rate Change Year, the calculation shall be made after taking into account such rate change.

4.Payment. Within sixty (60) days following the end of the Program Period, the Company shall determine, and, in the case of Senior Executive Participants, the Committee shall approve, the amount of any Bonus earned by each Participant under this Program. Such bonus shall be payable in the manner, at the times and in the amounts provided in the Program.

5.Clawback of Bonus. In accordance with the Company’s incentive payment clawback policy, in the event of a restatement of financial results (other than a restatement due to a change in accounting policy) within thirty-six (36) months of the payment of a bonus under this Program, if the Committee or the Company determines in its sole and absolute discretion, that the bonus paid to a Participant under the Program for the Program Period would have been lower had it been calculated based on such restated results (the “Adjusted SIP Bonus”), then the Committee or the Company shall, subject to applicable governing law, recoup from such Participant, in such form and at such time as the Committee or the Company determines in its sole and absolute discretion, the difference between the amount previously paid to such Participant pursuant to this Program (without regard to amounts deferred by such Participant under the Company’s executive benefit plans) and the Adjusted SIP Bonus.

6.Overall Limitation upon Payments under the Program to Senior Executive Participants. Notwithstanding any other provision in this Program to the contrary, in no event shall any Senior Executive Participant be granted a Cash-Based Bonus in excess of one percent (1%) of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s Annual Report on Form 10-k filed with the Securities and Exchange Commission for the fiscal year ended immediately before the date the applicable Cash-Based Bonuses are paid.

7.Confidentiality. The target performance levels and other information constitute confidential information of the Company, subject to the prohibition on disclosure of confidential information under Sysco’s Code of Conduct. Any disclosure of the target performance levels by a Participant prior to the time such target performance levels are disclosed to the public, as determined by the Committee, will result in a forfeiture (which may include a clawback) of such Participant’s Bonus for the Program Period.

8.Treatment Upon Change in Control.

(a)Notwithstanding anything to the contrary contained herein, and in lieu of any other payments due hereunder other than pursuant to this Section 8, within ninety (90) days following the date on which a Change in Control has occurred, each person who was a Participant at the time of the Change in

Control shall be paid a cash bonus hereunder, equal to the following (subject to reduction in the case of certain severance payments, as set forth below): the product of (i) a fraction equal to the number of days in the Performance Period in which the Change in Control occurs up to and including the date of the Change in Control divided by [the total number of days in the Program Period], and (ii) the bonus that would have been paid under this Program, calculated using a Performance Goal equal to the product of (x) performance through and including the end of the most recently completed fiscal quarter occurring prior to and in the same Performance Period as the Change in Control (the “Measurement Date”), calculated in accordance with generally accepted accounting principles, if applicable, and (y) a fraction, the numerator of which is [the total number of days in the Program Period], and the denominator of which is the number of days in such Performance Period up to and including the Measurement Date.

a.In addition to any bonus paid or payable pursuant to Section 8(A), any Participant who remains in the employ of the Company or any Affiliated Company on the last day of the Performance Period in which a Change in Control occurs shall be entitled to receive, in cash, within ninety (90) days after the end of the Performance Period, an amount equal to the positive difference, if any, between (i) the bonus that would have been paid to the Participant for such Performance Period under the Program as in effect on the date of the Change in Control, using the actual performance for the entire Performance Period, and
(ii) the amount paid pursuant to Section 8(A).

b.Notwithstanding the foregoing, with respect to any Participant who is a party to the Company’s a severance agreement with the Company or an Affiliated Company, the bonus paid pursuant to this Section 8 shall be reduced, but to not less than zero, by the amount of any payment pursuant to such Participant’s severance agreement that is determined or calculated with respect to payments received or to be received under this Program or any predecessor or successor thereof.

9.Administration. The authority to manage the operation of and administer the Program shall be vested in a committee (the “Committee”) in accordance with this Section 9. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are non-employee directors within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be designated as the “Committee” hereunder.

(a)Powers of Committee. The Committee’s administration of the Program shall be subject to the following:

i.Subject to the provisions of the Program, the Committee will have the authority and discretion to select from among the eligible Participants those persons who shall receive bonuses and to establish the terms, conditions, performance criteria, restrictions, and other provisions of such bonuses.

ii.The Committee will have the authority and discretion to interpret the Program, to establish, amend, and rescind any rules and regulations relating to the Program, to determine the terms and provisions of any agreement made pursuant to the Program, and to make all other determinations that may be necessary or advisable for the administration of the Program.

iii.Any interpretation of the Program by the Committee and any decision made by it under the Program is final and binding on all persons.

iv.In managing the operation of and administering the Program, the Committee shall take action in a manner that conforms to the Certificate of Incorporation and Bylaws of the Company, and applicable state corporate law.

(b)Delegation of Authority. The Committee hereby delegates discretionary authority granted to the Committee under this Program including but not limited to the authority to determine the target, minimum and maximum performance levels applicable to Participants and the Company and the related payout percentages subject to the maximum bonus levels set forth in Section 3(B)(ii) of this Program, to the Senior Officers and each of them individually, except as to Senior Executive Participants.

10.Operation

a.Tax Withholding. All distributions under the Program are subject to withholding of all applicable taxes.

b.Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

c.Limitation of Implied Rights.

i.The Program shall at all times be unfunded and neither a Participant nor any other person shall, by reason of participation in the Program, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Program. Nothing contained in the Program and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. A Participant shall have only a contractual right to the amounts, if any, payable under the Program, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Program shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

ii.The Program does not constitute a contract of employment or service, and selection as a Participant will not give any participating employee, or non-employee director the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Program, unless such right or claim has specifically accrued under the terms of the Program.

iii.The Program may be terminated or amended by the Board at any time.

iv.The Program shall be governed by, and construed in accordance with, the laws of the State of Texas, except to the extent that the General Corporation Law of the State of Delaware shall be specifically applicable.

11.Section 409A. Notwithstanding anything in this Program to the contrary, if required by Section 409A of the Code, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any Bonus under this Program is required to be delayed for a period of six months after “separation from service” within the meaning of Section 409A of the Code, payment of such Bonus shall be delayed as required by Section 409A of the Code, and the accumulated amounts with respect to such Bonus shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Participant dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the Participant’s beneficiary within sixty
(60) days after the date of the Participant’s death. For purposes of Section 409A of the Code, each payment under the Program shall be treated as a separate payment. In no event shall a Participant, directly or indirectly, designate the calendar year of payment. To the extent that any provision of the Program would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Program to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. Notwithstanding anything in the Program, each Participant shall be solely responsible for the tax consequences under the Program, and in no event shall the Company have any responsibility or liability if a Bonus does not meet any applicable requirements of Section 409A of the Code.

12.Regulations and Other Approvals.

(a)All payments made under the Program will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the Effective Date. Subject to the requirements of applicable law, any such compensation, clawback and recoupment policies shall apply to payments made after the effective date of the policy.